Exhibit 99.1

MEDIA CONTACT:
Susan Hook
RedEnvelope, Inc.
415-512-6193

INVESTOR CONTACT:
Jordan Goldstein
Financial Dynamics
415-439-4500
6:00 a.m. Eastern Time
REDENVELOPE ANNOUNCES NEW CHIEF EXECUTIVE OFFICER
SAN FRANCISCO, CA (February 21, 2006) — RedEnvelope, Inc. (Nasdaq: REDE) today announced that Ken Constable, a 30-year veteran of global general management, marketing and e-commerce, has been named President and Chief Executive Officer of RedEnvelope, Inc., effective immediately.
Mr. Constable, 55, succeeds outgoing President and CEO Alison May, who announced in January her plans to step down when her successor was hired.
Commenting on the announcement, RedEnvelope, Inc. Director and Chairman of the Board Daniel Lyle said:
“We conducted a comprehensive search for new leadership and were compelled by Ken’s track record and depth of experience in marketing some of the world’s most recognizable brands,” Mr. Lyle said. “We are greatly looking forward to having Ken lead the company.
“We thank Alison for her leadership and significant contributions to the Company over the past four years, and her continued commitment through this transition is very much appreciated.”
Mr. Lyle has recommended to RedEnvelope, Inc.’s Board of Directors that Mr. Constable be appointed to succeed Ms. May on the Board.
Prior to his new position at RedEnvelope, Mr. Constable served as Senior Vice President/General Manager of Provide Commerce, the leading e-commerce marketer of fresh flowers, where he was responsible for the overall strategic direction, accelerated growth, and financial performance of the ProFlowers business unit. Mr. Constable’s prior experience includes serving as Vice President/General Manager of Dell, Inc. in Asia and Canada, managing businesses with revenue up to $725 million, and serving as President and Chief Executive Officer of Nabisco Ltd., Canada. Mr. Constable also held general management positions with several international divisions of PepsiCo, Inc., after starting his career in brand management with the Procter & Gamble Company.
In commenting on his new role, Mr. Constable said, “I am energized by the opportunity to build on the strong brand and loyal customer base that Alison and the RedEnvelope team have created. I am honored to have the opportunity to lead RedEnvelope through the next exciting stage of growth. I look forward to working closely with every RedEnvelope employee, as we evolve and grow our powerful business model to drive shareholder value.”
In his new role, Mr. Constable will focus on the goals of achieving profitability, strengthening the brand and overseeing a strategic corporate review together with the Board of Directors. RedEnvelope currently intends to retain financial advisor WR Hambrecht + Co. to assist with this review.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations. Actual results could differ materially from those anticipated in these forward-looking statements due to a number of factors including, but not limited to: increased or more effective competition from other retailers; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increases in merchandising, shipping and/or marketing costs; difficulties encountered in, or increased costs of, fulfillment; difficulties in hiring and retaining officers and other key employees; potential disruption occasioned by management changes and integration of new personnel; potential disruption occasioned by undertaking a strategic corporate review or any resulting transaction; economic conditions and changes in consumer spending levels, particularly with respect to e-commerce; difficulties encountered in managing growth; planned systems upgrades and enhancements could fail to achieve desired results or cost savings or could take longer than anticipated to implement; changes in government or regulatory requirements that may restrict or increase the cost of our operations; litigation that may have an adverse effect on the Company’s financial results or performance; potential disruption and costs resulting from proxy contests or similar actions, significant disruption of our operations due to network or systems failures or outages, regulatory actions, natural disasters or attacks; as well as other risk factors described in our Report on Form 10-Q for the period ended January 1, 2006, under the caption “Factors That May Affect Future Results,” which document is on file with the Securities and Exchange Commission and available at its website at www.sec.gov. Moreover, there can be no assurance that the process of undertaking a strategic corporate review will result in any specific transaction or result. These forward-looking statements are made only as of the date of this press release, and

RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
About RedEnvelope, Inc.
Whether a gift is a token of gratitude or a grand gesture of love, we consider its giving and receiving a cherished occasion in itself. In Asian traditions, gifts are often presented in a simple red envelope—a timeless symbol of love and appreciation. In the spirit of this tradition, gifts purchased from RedEnvelope are accompanied by a personalized message in a red envelope. We offer an extensive collection of imaginative, original gifts for every occasion, recipient and budget through our Web site and catalog, as well as customized corporate gift services. Several unique features help guide customers to the gift they want, including: GiftSearch, GiftReminder, ExpressGifts (guaranteed overnight delivery), online customer service, multiple addressing and an inventory system designed to track inventory in real-time to ensure that every item featured on the site is available. Our goal is to make gift giving—no matter what the occasion—easy and fun.
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